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               IN THE COURT OF CHANCERY IN THE STATE OF DELAWARE
                          IN AND FOR NEW CASTLE COUNTY


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LEONARD SCHWARTZ, individually and               )
on behalf of all others similarly                )
situated,                                        )
                                                 )   Case No. 19121
      Plaintiff,                                 )
                                                 )   CLASS ACTION COMPLAINT
      v.                                         )
                                                 )
JAMES R. ADAMS, LOUIS R. BRILL,                  )
ROBERT S. MCCLANE, JOE C. MCKINNEY,              )
JAMIE CHICO PARDO, CHARLES E.                    )
FOSTER, ROBERT B. PICKERING, ANDRES              )
VAZQUEZ DEL MERCADO BENSHIMOL, PAUL              )
ROTH, JOHN H. ATTERBURY, III,                    )
PRODIGY COMMUNICATIONS CORPORATION               )
and SBC COMMUNICATIONS INC.,                     )
                                                 )
     Defendants.                                 )
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                      SHAREHOLDERS' CLASS ACTION COMPLAINT

     Plaintiff alleges upon personal knowledge with respect to paragraph 1, and upon information and belief as to all other allegations herein, as follows:

                                  THE PARTIES

     1. Plaintiff has been the owner of shares of the common stock of Prodigy Communications Corporation ("Prodigy" or the "Company") since prior to the transaction herein complained of and continuously to date.

     2. Prodigy is a corporation duly organized and existing under the laws of the State of Delaware.

     3.   Defendant SBC Communications Inc. ("SBC")  is a


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corporation duly organized and existing under the laws of Delaware. SBC owns approximately 42% of the Prodigy's outstanding common stock.

     4. Defendant Charles Foster is Chairman of the Board of Directors of the Company.

     5. Defendant Robert B. Pickering is a Director of the Company designated by SBC and a former officer and director of SBC.

     6. James R. Adams is a director of the Company designated by Prodigy's management and a former officer and/or director of SBC.

     7.   The remaining individual defendants are Directors of the Company.

     8. Defendant Allen Craft is a director of the Company, as well as Prodigy's chief financial officer. Defendant Craft has been employed by SBC since 1993, most recently as director of finance of SBC International.

     9. The individual defendants named above (the "Individual Defendants"), as officers and/or directors of Company owe the highest fiduciary duties of good faith, loyalty, fair dealing, due care, and candor to plaintiff and the other embers of the Class (as described below).

     10. The individual defendants are in a fiduciary relationship with plaintiff and the other public stockholders of Prodigy and owe them the highest obligations of good faith and fair dealing.


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     11.  Defendant SBC, through its approximately 42% ownership of Prodigy, and through having persons affiliated with SBC serve as officers and/or directors of Prodigy, is in a fiduciary relationship with plaintiff and the other public stockholders of Prodigy and owes them the highest obligations of good faith and fair dealing.

                            CLASS ACTION ALLEGATIONS

     12. Plaintiff brings this action on plaintiff's own behalf and as a class action, pursuant to Rule 23 of the Rules of the Court of Chancery, on behalf of all Prodigy stockholders (except defendants herein and any person, firm, trust, corporation or other entity related to or affiliated with any of the defendants) and their successors in interest, who are or will be threatened with injury arising from defendants' actions as more fully described herein.

     13.  This action is properly maintainable as a class action.

     14. The class of stockholders for whose benefit this action is brought is so numerous that joinder of all Class members is impracticable. There are approximately 27.5 million shares of Prodigy common stock beneficially held by thousands of shareholders other than SBC, who are geographically dispersed throughout the United States.

     15. There are questions of law and fact which are common to the Class including, inter alia, the following:

          (a)  whether defendants have breached their fiduciary


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and other common law duties owed to them to plaintiff and the members of the
Class; and

          (b) whether plaintiff and the other members of the Class will be damaged irreparably by the wrongs complained of.

     16. Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. The claims of plaintiff are typical of the claims of the other members of the Class and plaintiff has the same interests as the other members of the Class. Accordingly, plaintiff will fairly and adequately represent the Class.

     17. The prosecution of separate actions by individual members of the Class would creates a risk of inconsistent or varying adjudications with respect to individual members of the Class and establish incompatible standards of conduct for the party opposing the Class.

     18. Defendants have acted and are about to act on grounds generally applicable to the Class, thereby making appropriate final injunctive relief with respect to the Class as a whole.

                            SUBSTANTIVE ALLEGATIONS

     19. On September 21, 2001, SBC issued a press release announcing that it was offering to acquire all shares of Prodigy stock not already owned by SBC for $5.45 per share.

     20. In making this offer the defendants have breached their duty of loyalty to Prodigy stockholders by using their control

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of Prodigy to force plaintiff and the Class to exchange their equity interest in Prodigy, and deprive Prodigy's public shareholders of the fair proportionate value to which they are entitled. The individual defendants have also breached their duties of loyalty and due care by not taking adequate measures to ensure that the interests of Prodigy's public shareholders are properly protected from overreaching. SBC has breached its fiduciary duties, which arise from its effective control of Prodigy, by using such effective control for its own benefit.

     21. The terms of the transaction are unfair to the Class, and the unfairness is compounded by the disparity between the knowledge and information possessed by defendants by virtue of their positions of control of Prodigy and that possessed by Prodigy's public shareholders.

     22.  Plaintiff has no adequate remedy at law.

     WHEREFORE, plaintiff demands judgment as follows:

     A.   declaring this to be a proper class action;

     B. enjoining, preliminarily and permanently, the transaction complained of;

     C. to the extent, if any, that the transaction complained of is consummated prior to the entry of this Court's final judgment, rescinding the same or awarding rescissory damages to the Class;

     D. directing that defendants account for plaintiff and the Class for all damages caused to them and account for all profits

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and any special benefits obtained by defendants as a result of their unlawful conduct;

              E. awarding the plaintiff the costs and disbursements of this action, including a reasonable allowance for the fees and expenses of plaintiff's attorneys and experts; and

              F. granting such other and further relief as the Court deems appropriate.

                                   ROSENTHAL, MONHAIT, GROSS &
                                     GODDESS, P.A.

                                   By: /s/ Carmella P. Keener
                                       --------------------------
                                   Suite 1401, Mellon Bank Center
                                   P.O. Box 1070
                                   Wilmington, DE  19899-1070
                                   (302) 656-4433

                                   Attorneys for Plaintiff

OF COUNSEL:

KIRBY MCINERNEY & SQUIRE LLP
830 Third Avenue, 10th Floor
New York, NY  10022
(212) 317-2300


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